UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported January 12, 2001

Ambassador Food Services Corporation
(Exact name of registrant as specified in its charter)

Delaware                             0-1744           44-0656199
(State or other jurisdiction      (Commission        IRS Employer
of incorporation)			     File Number)    Identification No.

3269 Roanoke Road  Kansas City, MO 64111
(Address of principal executive offices)

Registrant's telephone number, including area code (816) 561-6474

Item 2.  Acquisition or Disposition of Assets

(a) On January 12, 2001 Ambassador Food Services Corporation ("Corporation") sold substantially all of the assets and rights which were owned by the Corporation and which were used in the vending and food services operations of the Corporation in Iowa and Oklahoma to Compass Group USA, Inc., a Delaware corporation, d/b/a Canteen ("Compass"). The assets and rights sold included fixed assets, vehicles, location contracts, inventories, real property lease and goodwill and other intangible property. Accounts receivable generated by the Iowa and Oklahoma operations and assets and rights of the Corporation to be used in its continuing operations in New York and New Jersey were expressly excluded from the sale.

     The assets sold to Compass were sold for Three Million Two Hundred Thousand Dollars ($3,200,000) plus the value of inventory, subject to certain adjustments, hold backs and deferred payments. The Corporation understands that the proposal by Compass was based upon a percentage of annual revenues. Sales for the Corporation's Oklahoma and Iowa operations for the fiscal year ending June 1, 2000 were approximately $8.55 Million or about 50% of the Corporation's total sales for that year.

     No material relationship existed between Compass and the Corporation or its subsidiary, any director or officer of the Corporation or any associate of any such director or officer at the time of the sale.


(b) On August 19, 2000 the Corporation sold substantially all of the assets of the Corporation used in or arising out of the operation of its Kansas City market area business to J. B. Vending Co., Inc., a Missouri corporation. The assets and rights sold included fixed assets, vehicles, inventories, and location contracts and other intangible property but expressly excluded accounts receivable generated by the Kansas City operations and real property. The sale was for a price of Three Hundred Ten Thousand Dollars ($310,000) plus the value of inventory, subject to certain other adjustments. The Corporation understands that the proposal by J.B. Vending was based upon a percentage of annual revenues. For the fiscal year ending June 1, 2000 sales for the Kansas City market area operations were approximately $2.0 Million or about 12% of the Corporation's total revenues for that year.

    No material relationship existed between Compass and the Corporation or its subsidiary, any director or officer of the Corporation or any associate of any such director or officer at the time of the sale.